UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2026

Jet.AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40725	93-2971741
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

10845 Griffith Peak Dr.

Suite 200

Las Vegas, NV 89135

(Address of principal executive offices)

(Registrant’s telephone number, including area code) (702) 747-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	JTAI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Share Unit Awards

As described in the definitive proxy statement filed by Jet.AI Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 4, 2026, the Company previously granted certain Performance Share Unit (“PSU”) awards to certain of its employees and executive officers in accordance with PSU award agreements with each respective employee and executive officer. Each PSU award agreement provides that all PSUs will vest upon a change of control, unless otherwise approved by the unanimous approval of the disinterested members of the Company’s board of directors. The vesting of all existing PSU awards was expected to accelerate in connection with the transactions associated with the Amended and Restated Agreement and Plan of Merger and Reorganization, as subsequently amended with flyExclusive, Inc., FlyX Merger Sub, Inc., and Jet.AI SpinCo, Inc. (the “Merger Transactions”). Closing of the Merger Transactions occurred on July 13, 2026.

Upon consideration of the disinterested members of the Company’s board of directors, which included, among other things, the purpose of the PSU awards, the interests of the Company’s stockholders, and an analysis of the potential substantial dilution that would occur upon accelerated vesting of the PSU awards as a result of the Merger Transactions, the disinterested members of the Company’s board of directors unanimously determined that certain of the unvested PSU awards would not vest as a result of a change of control occurring in connection with the Merger Transactions. As a result of that determination, approximately 1,621,321 shares of the Company’s common stock (that otherwise would have been issuable upon full accelerated vesting of the PSU awards in connection with the Merger Transactions) were not issued, thereby avoiding corresponding dilution to the Company’s existing stockholders. All unvested PSU awards that were outstanding as of the closing of the Merger Transactions remain unvested as of the date of this Current Report on Form 8-K.

Restricted Stock Awards

On July 15, 2026, on the recommendation of an independent third-party executive compensation consultant, the compensation committee of the Company’s board of directors granted restricted stock awards to the Company’s officers and certain employees under the Jet.AI Inc. 2023 Amended and Restated Omnibus Incentive Plan. The awards represent, in the aggregate, 360,000 shares of the Company’s common stock and are scheduled to vest in full on the anniversary of the grant date, subject to the terms and conditions of the applicable award agreements. Vesting of the restricted stock awards may accelerate in connection with a “Change of Control,” as defined in the applicable award agreements, or upon termination of employment as a result of death or disability. The award recipients may not sell, transfer, assign, pledge, or otherwise alienate or hypothecate any of the restricted stock until the shares are vested.

The foregoing summary of the terms of the award agreements is subject to, and qualified in its entirety by, the form of award agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Jet.AI Inc. 2023 Amended and Restated Omnibus Incentive Plan Restricted Stock Award.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JET.AI INC.

	By:	/s/ George Murnane
George Murnane
Interim Chief Financial Officer

July 21, 2026